STARTEC GLOBAL COMMUNICATIONS CORPORATION
                  ADOPTS STOCKHOLDER RIGHTS PLAN

     BETHESDA, MD -- Startec Global Communications Corporation (the "Company") announced today that its Board of Directors has adopted a Stockholder Rights Plan in which preferred stock purchase rights have been granted as a dividend at the rate of one Right for each share of Common Stock held of record as of the close of business on April 3, 1998.

     The Rights Plan, which is similar to plans adopted by more than 1,900 publicly-traded companies, including many in the telecommuncations industry, is designed to deter coercive or unfair takeover tactics. The Company's adoption of the Rights Plan is intended to protect the rights of its stockholders and is not in response to any acquisition proposal. The Rights Plan will assist the Board of Directors in dealing with any future actions taken by hostile entities which attempt to deprive the Company and its stockholders of the opportunity to obtain the most attractive price for their shares. In implementing the Rights Plan, the Board has declared a dividend of one Right for each outstanding share of the Company's Common Stock, par value $.01 per share. Each Right, when exercisable, would entitle the holder thereof to purchase 1/1,000th of a share of Preferred Stock. One one-thousandth of a share of Preferred Stock is intended to be approximately the economic equivalent of one share of Common Stock over the life of the Rights Plan. The Rights will expire on March 25, 2008.

     At the time of adoption of the Rights Plan, the Rights are neither exercisable nor traded separately from the Common Stock. Subject to certain limited exceptions, the Rights will be exercisable only if a person or group in the future, other than an exempt person, becomes the beneficial owner of 10% or more of the Common Stock or announces a tender or exchange offer which would result in its ownership of 10% or more of the Common Stock.

     Ten days after a public announcement that a person has become the beneficial owner of 10% or more of the Common Stock, each holder of a Right, other than the acquiring person, would be entitled to purchase a certain number of shares of Common Stock of the Company for each right at one-half of the then-current market price. If the Company is acquired in a merger, or 50% or more of the Company's assets are sold in one or more related transactions, each Right would entitle the holder thereof to purchase common stock of the acquiring company at half of the then-current market price of such common stock.

     At any time after a person or group of persons becomes the beneficial owner of 10% or more of the Common Stock, the Board of Directors may exchange one share of Common Stock for each Right, other than Rights held by the acquiring person. The Board of Directors generally may redeem the Rights at any time until 10 days following the public announcement that a person or group of persons has acquired beneficial ownership of 10% or more of the outstanding Common Stock. The redemption price is $.001 per Right.

     Details of the Rights Plan will be mailed to all record holders of the Common Stock of the Company.

     Startec Global Communications Corporation is a facilities-based international long distance carrier, which markets its services to select ethnic U.S. residential communities. The Company provides its services through a flexible network of owned and leased transmission facilities, resale arrangements and a variety of operating agreements and termination arrangements, allowing the Company to terminate traffic worldwide.

     Except for the historical information contained herein, this press release contains forward-looking statements which are based on current expectations and which may differ materially from actual results. These forward-looking statements are based on current expectations and may differ materially from actual results. These forward-looking statements fall within the scope of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended and are subject to the safe harbors created thereby. Forward-looking statements include, but are not limited to, those statements regarding management's plans, marketing strategy, targets and strategy for future expansion, and future fiscal performance. The Company's actual results could differ materially from those anticipated by the forward-looking statements as a result of certain factors such as, change in market conditions, government regulation, technology, the telecommunications industry, and the global economy; availability of transmission facilities; management of rapid growth; entry into new and developing markets; competition; customer concentration and attrition; and the expansion of the global network. These risk factors are discussed in complete detail in the Company's SEC filings, including the prospectus from the Company's recent initial public offering (SEC File No. 333-32753), and its Form 10-Q for the quarter ended September 30, 1997.


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